Exhibit 99.1

March 22, 2007 7:00 AM ET

ARROWHEAD SUBSIDIARY, UNIDYM, TO MERGE WITH CARBON

NANOTECHNOLOGIES, INC.

Combination Creates Leader in Carbon Nanotubes

PASADENA, Calif. – March 22, 2007 – Arrowhead Research Corporation (NASDAQ: ARWR) announced today that its majority-owned subsidiary, Unidym, Inc., has entered into a definitive agreement to merge with Carbon Nanotechnologies, Inc. (“CNI”). The transaction is expected to close in early April. The combined company, which will operate under the Unidym name, will have the dominant portfolio of carbon nanotube-related patents and be positioned as a leader in bringing carbon nanotube-based products to market.

“CNI is the largest manufacturer of carbon nanotubes in the world and has hundreds of customers, in addition to partnerships and licensing arrangements with companies like Motorola, Sumitomo, IBM, DuPont, and Johnson Matthey,” said R. Bruce Stewart, Arrowhead’s Chairman. “We believe this deal is transformational for the industry and will enable more rapid commercialization of products incorporating nanotubes since so much of the intellectual property can now be licensed from one company.”

CNI was founded in 2000 by the late Rice University professor Richard Smalley who received the Nobel Prize for his work in carbon nanotubes. His pioneering work led to a suite of patents that covers technologies being used today to develop nanotube-based products. CNI has more than 100 patents (including 54 issued U.S. patents) and patent applications covering compositions of matter, methods of manufacturing, processing and products incorporating carbon nanotubes, with over 5000 claims in various stages of prosecution.

“We chose Unidym as our partner because Unidym has the most advanced carbon nanotube-based electronic products with billion dollar market potential, as well as an impressive carbon nanotube patent portfolio of its own,” said Bob Gower, CEO of Carbon Nanotechnologies, Inc.

Unidym, founded by distinguished UCLA professor Dr. George Gruner, is developing carbon nanotube-based products for the electronics industry. The company’s first product is a transparent electrode that is intended to replace the indium tin oxide (ITO) electrodes in products such as flat-panel displays used in televisions, laptop computers, mobile phones and touch screens, solar cells, and solid state lighting. The total existing market for this product is approximately $1 billion. Unidym has already provided samples to potential customers in each of its target industries. Unidym’s second product is a carbon nanotube-based thin film transistor (TFT) intended for the emerging flexible (also known as printable) electronics industry.

“Unidym now has critical mass,” stated Sean Olson, President of Unidym. “Unidym will use its expansive patent portfolio to protect its first three products – transparent electrodes, fuel cell electrodes, and thin film transistors – and to immediately pursue licensing opportunities for a range of other nanotube-based products such as targeted therapeutics, medical devices, field emission displays, batteries, sporting goods and composite materials.”

Upon closing, Arrowhead will retain majority-ownership of Unidym. Under the terms of the definitive agreement, all outstanding shares of capital stock of CNI will be converted into shares of Series A Preferred Stock of Unidym. In connection with the merger, Arrowhead will exchange $5.4 million worth of Arrowhead common stock for Series E preferred stock in CNI prior to the closing of the merger. In addition, Arrowhead is transferring to Unidym the rights and obligations of its research agreement with Duke University and the University of Florida and Arrowhead will accelerate $4 million of future capital contributions to Unidym on the closing date.

About Arrowhead Research Corporation

Arrowhead Research Corporation (www.arrowheadresearch.com) is a publicly-traded nanotechnology company commercializing new technologies in the areas of life sciences, electronics, and energy. Arrowhead is building value for shareholders through the progress of majority owned subsidiaries founded on nanotechnologies originally developed at universities. The company works closely with universities to source early stage deals and to generate rights to intellectual property covering promising new nanotechnologies. Currently, Arrowhead has four subsidiaries commercializing nanotech products and applications, including anti-cancer drugs, RNAi therapeutics, carbon-based electronics and compound semiconductor materials.

About Unidym

Unidym, Inc. is developing low-cost, carbon-based materials, processes, and devices for the electronics industry. The Company’s initial product is a thin, transparent film of carbon nanotubes that replaces the expensive, failure-prone materials currently employed by manufacturers of devices such as touch screens, flat panel displays, and solid state lighting. Unidym is also developing novel carbon nanotube-based transistors and conductive inks for the printable electronics industry to replace today’s complex and capital intensive semiconductor manufacturing processes with inexpensive, solution-based printing processes. Unidym differentiates itself through its emphasis on low-cost materials and processes, in-house carbon nanotube production, aggressive partnership strategy, and significant intellectual property portfolio that includes foundational IP in both of its initial applications.

About Carbon Nanotechnologies, Inc.

CNI has more than 100 patents and patent applications with a total of about 5000 claims in various stages of prosecution. The portfolio of 100 patents and applications includes about 850 composition of matter claims. CNI has several pilot plants to produce single-wall and other small-diameter carbon nanotubes in operation at its location in west Houston.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. Our Annual Report on Form 10-K and 10-K/A, recent and forthcoming Quarterly Reports on Form 10-Q and 10-Q/A, recent Current Reports on Forms 8-K and 8-K/A, our Registration Statements on Form S-3, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Virginia E. Dadey	Sean Olson
Vice President, Investor Relations	President
Arrowhead Research Corporation	Unidym, Inc.
212-541-3707	650-462-1935
vdadey@arrowres.com	sean.olson@unidym.com

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